UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 29, 2012 (June 26, 2012)

BIOPACK ENVIRONMENTAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-29981 (Commission File Number)	91-2027724 (I.R.S. Employer Identification No.)

10 Saugatuck Ave. Westport CT 06880 (Address of principal executive offices) (zip code)

(203) 226-4449 (Registrant’s telephone number, including area code)

Unit 390, 3rd Floor, Peninsula Center, 67 Mody Road Tsim Sha Tsui East, Kowloon, Hong Kong +852.3586.1383 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On June 25, 2012, we entered into a License and Asset Purchase Option Agreement (the “Agreement”) with NorthStar Consumer Products, LLC, a Connecticut limited liability company (“NCP”), under which TriStar Consumer Products, Inc., our wholly-owned subsidiary, acquired the exclusive license to develop, market and sell, NCP’s Beaute de Maman product line, which is a line of skincare and other products specifically targeted for pregnant women.  In addition, we acquired the exclusive license rights to develop, market and sell NCP’s formula being developed for itch suppression, which would be sold as an over-the-counter product, if successful.  These licenses are for a period of up to one year, subject to earlier termination upon specified events. During the term of the license, the assets and business being licensed will be run by management of NCP pursuant to a consulting agreement. As a result of these license rights we are now responsible for developing, marketing and selling the “Beaute de Maman” products, as well as NCP’s anti-itch formula, including all expenses, contractual arrangements, etc., related to product development, manufacturing, marketing, selling, bottling and packaging, and shipping.  We will also receive all revenue derived from sales of the products, other than the amounts owed to Dr. Michelle Brown, from whom NCP purchased the “Beaute de Maman” business and assets.  Under the arrangement with Dr. Brown she is entitled to approximately seven percent (7%) of net revenue for all products sold under the Beaute de Maman brand name and derived from formulas transferred under the agreement with NCP for a 20 year period ending December 31, 2031.  In exchange for these license rights we agreed to issue NCP 225,000 shares of our Series D Convertible Preferred Stock.  This transaction closed on June 26, 2012.

Additionally, under the Agreement, we, through our wholly-owned subsidiary, have the option to purchase all the assets related to the “Beaute de Maman” products, as well as NCP’s anti-itch formula.  In order to exercise this option we must: (i) we must be a fully reporting company under the Securities Exchange Act of 1934, as amended (the “’34 Act”), and be current in our reporting obligations under the ’34 Act; (ii) we must have written employment agreements in place with John Linderman and James Barickman; (iii) we must be in a position to support the marketing and other operational needs of the “Beaute de Maman” business, and to otherwise meet our financial obligations as they become due; (iv) we must have fully assumed the obligations with respect to a sale of the Beaute de Maman business; and (v) we shall not have any litigation or inquiry, investigation or proceeding (whether preliminary, formal or informal) by any governmental unit, agency or regulatory body (or SRO), or by any current or former stockholder or creditor, that is pending or overtly threatened against us or our subsidiary, including without limitation, no litigation, inquiry, investigation or proceeding with respect to our securities issuances and/or ’34 Act filings, or seeking to delist or remove us from the OTC Markets (Pink Sheets).

Our option is exclusive and remains open for a period (the “Option Period”) of the shorter of (i) six (6) months after the above five conditions are satisfied, or (ii) the remaining Term of the License.  Upon expiration of the Option Period, the option automatically and irrevocably expires and is of no further force and effect.  If we validly exercise the option to purchase the business and assets, we will issue NCP 750,000 shares of our Series D Convertible Preferred Stock as consideration for such purchase.

Additionally, under the Agreement, in connection with our license rights and to ensure we can fulfill any immediate orders timely, we purchased all existing finished product of the Beaute de Maman product line currently owned by NCP.  In exchange for the inventory we agreed to issue NCP 25,000 shares of our Series D Convertible Preferred Stock.

On June 29, 2012, we entered into a Stock Purchase Agreement with Rockland Group, LLC, an entity owned and controlled by Harry Pond, one of our officers and directors (the “Stock Purchase Agreement”).  Under the Stock Purchase Agreement, Rockland Group agreed to purchase 1,540,000 shares of our Series D Convertible Preferred Stock in exchange for $308,000.  To date, Rockland Group has paid $141,000 of this amount and plans to pay the remaining balance on or before July 20, 2012.

Item 3.02

Unregistered Sales of Equity Securities

Under the Agreement we agreed to issue 250,000 shares of our Series D Convertible Preferred Stock to NCP. Those shares were issued on or about June 29, 2012.  All the shares were issued with a restrictive legend in accordance with Rule 144.  We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuance.

Under the Stock Purchase Agreement, we agreed to issue 1,540,000 shares of Series D Convertible Preferred Stock to Rockland Group, LLC, an entity owned and controlled by Harry Pond, one of our officers and directors. The shares were issued on or about June 29, 2012.  All the shares were issued with a restrictive legend in accordance with Rule 144.  We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuance.

Item 9.01

Financial Statements and Exhibits

Exhibits

10.1	License and Asset Option Purchase Agreement with NorthStar Consumer Products, LLC dated June 25, 2012

10.2	Agreement for the Purchase of Preferred Stock with Rockland Group, LLC dated June 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2012	Biopack Environmental Solutions, Inc.
a Nevada corporation

/s/ Harry Pond
By: Harry Pond
Its: Chief Executive Officer